Exhibit 99.1

China Architectural Announces 1-for-4 Reverse Stock Split

CHANGZHOU, China, Dec. 17, 2010 -- China Architectural Engineering, Inc. (Nasdaq: CAEI), a self-developer of online games and a provider of high-end building envelope architectural systems, today announced that the Company's Board of Directors approved a one for four (1-for-4) reverse split of the Company's common stock.   The Board's approval of the 1-for-4 reverse stock split followed approval from the Company's stockholders at its 2010 Annual Meeting of Shareholders held on December 7, 2010.

The Company expects that the reverse stock split will come effective at 12:01 am EST on December 21, 2010.  The new CUSIP number for the Company's common stock after the effective time of the reverse stock split will be 16937S 201.

The reverse stock split is expected to reduce the Company's approximately 80.2 million issued and outstanding shares of common stock to approximately 20 million shares.  In further action, the Board and stockholders approved a reduction in the number of the Company's authorized common stock from 150 million shares to 100 million shares.  Fractional shares will be "rounded up" rather than redeem fractional shares with cash. The stock split will not affect any stockholder's percentage ownership of CAE, other than any nominal affect from rounding.

The reverse split is intended to allow the Company to maintain its listing on the NASDAQ Stock Market. On July 1, 2010, the Company received notice from The NASDAQ Stock Market that it was not compliance with the listing standards of NASDAQ due to the trading price of its common stock falling below the minimum $1.00 bid price for 30 consecutive days, and that such continued non-compliance would result in delisting of our common stock from the NASDAQ trading market. The purpose of the reverse stock split is to increase the per-share bid price such that to come into compliance with the $1.00 minimum bid price requirements of NASDAQ.

Stockholders of record as of the effective date of the reverse stock split will be sent a transmittal letter from CAE's transfer agent with instructions on how to exchange his or her certificate(s) (Old Certificates) for certificates representing the appropriate number of post-reverse stock split shares (New Certificates). The Company's transfer agent will act as the exchange agent in implementing the exchange of those certificates.  The transfer agent can be reached at the following:

Computershare Trust Company N.A.
250 Royall Street
Canton, MA  02021
Toll Free: (800) 962-4284
Outside the US: (781) 579-3120

Banks, brokers or other nominees are instructed to effect the reverse stock split for their beneficial holders holding the shares of common stock in "street name" in the same manner as registered stockholders whose shares of common stock are registered in their names.  Since these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split, any stockholder who holds shares of common stock with a bank, broker or other nominee and has any questions in this regard are encouraged to contact their bank, broker or other nominee.

About China Architectural Engineering

China Architectural Engineering, Inc. is a self-developer of online games and provider of high-end building envelope architectural systems. Through its subsidiary, Shanghai ConnGame Network, the Company leverages its innovative game engines, scalable development platforms, and accomplished production teams to develop and operate MMORPGs. The first game "Warring State" focuses on China's historic themes and the second game "Revolution" focuses at Western fantasy style. The Company also provides design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com.

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the effect of the reverse stock split on the trading price of the Company's stock; difficulties in moving into the online gaming market; the Company's ability to integrate the personnel and operations of the Company and ConnGame that was acquired in the third quarter 2010; the Company's failure to make required payments under the waiver agreement and ability to negotiate with the bondholders for an extension; the effect of dilution if the conversion price of the bonds are adjusted downward due to the Company's failure to comply with the waiver; the Company's ability to successfully and timely develop and commercially launch its first MMORPG game; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting; ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; fluctuation and unpredictability of costs related to the Company's products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:

Email: ir.caeinc@gmail.com